SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231

____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 8, 2007
____________________________________________________

TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Span-America Medical Systems, Inc. (the “Company”), will be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on February 8, 2007, at 9:00 a.m., for the purpose of considering and acting upon the following matters:

1)	the election of three directors;

2)	approval of the Span-America Medical Systems, Inc. 2007 Equity Incentive Plan; and

3)	the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on December 20, 2006 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER WHO IS PRESENT IN PERSON AND REQUESTS SUCH RETURN.

By Order of the Board of Directors,

/s/ Richard C. Coggins

Richard C. Coggins
Secretary
January 2, 2007
Greenville, South Carolina

Please Return the Enclosed Proxy Immediately

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231
(864) 288-8877

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
February 8, 2007

Solicitation of Proxies

This Notice of Annual Meeting, Proxy Statement and Proxy (these “Proxy Materials”) are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Span-America Medical Systems, Inc. (the “Company”), to be voted at the annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. on February 8, 2007 at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina. The approximate mailing date of these Proxy Materials is January 5, 2007.

Voting at the Annual Meeting

Shareholders of record at the close of business on December 20, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on such record date, there were outstanding 2,673,165 shares of the Company’s no par value common stock (the “Common Stock”). The Common Stock is the only class of voting securities of the Company. Holders of shares of Common Stock are entitled to one vote for each share held on the Record Date on all matters presented for action by the shareholders. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date is necessary to constitute a quorum at the Annual Meeting. All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon. If no contrary instructions are indicated, all shares represented by a proxy will be voted (i) FOR the election to the Board of Directors of the nominees described herein, (ii) FOR approval of the Span-America 2007 Equity Incentive Plan and (iii) in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting or any adjournment thereof.

Shares will be tabulated by inspectors of election appointed by the Company, with the aid of the Company’s transfer agent. The inspectors will not be directors or nominees for director. The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election and vote with fairness to all shareholders. Directors are elected by a plurality of votes. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting. Abstentions and broker non-votes will have no effect on the election of directors or the approval of the equity incentive plan.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606-5231, Attention: Secretary.

ELECTION OF DIRECTORS

The number of the Company’s directors is currently set at nine persons in accordance with the Company’s Articles of Incorporation. As provided in the Company’s Articles of Incorporation, the Board is divided into three classes of directors, with each class being comprised of three persons who serve three-year terms. Accordingly, as set forth below, management has nominated Robert H. Dick, James D. Ferguson, and Robert B. Johnston to serve as directors for terms that will expire at the earlier of the 2010 annual meeting of shareholders or when their successors are duly elected.

Unless authority to vote with respect to the election of one or more nominees is “WITHHELD,” it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the nominees set forth below. All nominees are United States citizens. In the event that any of the nominees for director should become unavailable to serve as director, which is not anticipated, the proxy holders named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the directors, nominees and executive officers of the Company.

Directors will be elected by a plurality of votes cast at the Annual Meeting. The Company’s Articles of Incorporation provide that cumulative voting is not available in the election of directors.

Information Regarding Nominees for Director and Current Directors

The following table sets forth the names and ages of the three nominees for director and the directors who are continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a director of the Company. The Board of Directors unanimously recommends a vote FOR election of the three nominees for director with terms expiring in 2010 listed below.

			Director
Name	Age	Position or Office with the Company	Since

Nominees for Director with Terms Expiring in 2010

Robert H. Dick *	63	Director	1999
James D. Ferguson	49	Director, President and Chief Executive Officer	1998
Robert B. Johnston *	41	Director	2004

			Director
Name	Age	Position or Office with the Company	Since

Continuing Directors with Terms Expiring in 2008

Richard C. Coggins	49	Director, Chief Financial Officer, VP - Finance and Secretary	1993
Thomas F. Grady, Jr. *	64	Director	1975
Peter S. Nyberg *	42	Director	2004

Continuing Directors with Terms Expiring in 2009

Guy R. Guarch *	66	Director	2003
Thomas D. Henrion *	64	Director	1996
Linda D. Norman *	59	Director	2006

*
Directors whom the Board has determined are “independent directors” within the meaning of the listing standards of the National Association of Securities Dealers (the “NASD”). A majority of the directors are “independent directors.”

Business Experience of Nominees and Directors

Mr. Dick has served since January 1998 as president of R. H. Dick & Company, an investment banking and management consulting firm currently based in Camp Verde, Texas. From 1996 to early 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middleburg, Virginia. From 1982 until 1994, Mr. Dick served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment, and other surgical products. Mr. Dick’s positions with Codman included Director, Vice President - New Business Development, Vice President - U.S. Sales and Marketing, and Vice President - International. From 1978 to 1982, Mr. Dick was President and Chief Executive Officer of Applied Fiber Optics, Inc., which designed, manufactured and marketed fiber optic products for medical applications, defense and surgical microscopes. Mr. Dick also serves as a director and member of the compensation, nominating/corporate governance and audit committees of Synergetics USA, Inc. (NasdaqSC:SURG), which designs and manufactures bipolar electro-surgery equipment.

Mr. Ferguson joined the Company as Materials Manager in 1990. He was promoted to Plant Manager of the Company’s contract packaging business in 1992, Director of Contract Packaging in 1994, and Vice President of Operations in 1995. Mr. Ferguson was named President and Chief Executive Officer of the Company in 1996. From 1981 to 1990, Mr. Ferguson worked for C.B. Fleet in Lynchburg, Virginia, where he served in various manufacturing management positions, ending as Director of Manufacturing.

Mr. Johnston is Vice President of Strategic Planning for The InterTech Group, Inc., in North Charleston, South Carolina. InterTech is a holding company and operator of a diverse, global group of companies with primary emphasis in the technology-driven manufacturing sector. The InterTech Group is controlled by Mr. Jerry Zucker, the owner of approximately 8.5% of Span-America’s common stock. Mr. Johnston joined InterTech in 1998 as its Manager of Investor Relations. He has since held a number of positions of increasing responsibility with InterTech and its affiliates, rising to his current position as Vice President of Strategic Planning. Prior to joining InterTech, he was Senior Strategic Planner for Dominion Textile, Inc. in Montreal, Canada. Dominion Textile was a global manufacturer and marketer of textile products. Mr. Johnston holds an MBA degree from the John Molson School of Business at Concordia University in Montreal as well as a Master’s degree in Public Policy and Public Administration from Concordia University. Mr. Johnston has extensive experience in mergers, acquisitions, and corporate finance. He currently serves as a director of Circa Enterprises (TSX:CTO), The Hudson’s Bay Company, Carolina Youth Development Center and Canada’s National History Society as well as a number of closely held companies.

Mr. Johnston was nominated by the Company for election as a director at the Company’s 2004 annual meeting of shareholders pursuant to an agreement dated December 17, 2003 between Mr. Zucker, Mr. Johnston and the Company. This agreement required the Company to nominate Mr. Johnston to serve as a director for a full three-year term following the 2004 annual meeting in exchange for which Mr. Zucker and Mr. Johnston agreed not to, directly or indirectly (a) commence or engage in a tender offer for the Company’s stock, (b) make or participate in a solicitation of proxies to vote any shares of the Company’s stock or (c) take certain other actions that could affect control of the Company. The agreement will terminate thirty days after Mr. Johnston’s resignation from the Board. The Board by majority vote (excluding Mr. Johnston) could have required Mr. Johnston to resign any time before the six month anniversary of the 2004 annual meeting; however, the Board did not exercise this option. This agreement was filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended September 27, 2003. The full text of the agreement is incorporated herein by reference, and the foregoing summary is qualified in its entirety by the full text of the agreement.

Mr. Coggins joined the Company as Controller in 1986. He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary and Chief Financial Officer in January 1990. He currently serves as the Company’s Chief Financial Officer, Vice President - Finance and Secretary. Mr. Coggins was previously employed by NCNB National Bank in Charlotte, North Carolina from 1984 to 1986, where he served as Commercial Banking Officer and Metropolitan Area Director.

Mr. Grady joined Federal Paper Board Company, Inc. in 1971, serving in various sales and marketing management positions. He served as Vice President of Sales for Federal from 1990 to 1996, when Federal was acquired by International Paper Company. Prior to the acquisition, Federal was a manufacturer and supplier of paper, packaging and wood products, which is the current business of International Paper. Following the acquisition, Mr. Grady served as Vice President of Sales with International Paper from 1996 until September 2000, when he retired.

Mr. Nyberg is President of Ingage, Inc. (formerly 21 CD, Inc.) which he co-founded in July 2002. Ingage, Inc., located in Durham, NC, creates and supplies custom designed multimedia presentations on uniquely shaped CD-ROMs to enhance customers’ marketing and advertising initiatives. Prior to founding Ingage, Mr. Nyberg worked from 1999 to 2002 in the health care industry for Promedix and Broadlane, Inc., serving various roles in strategic business development, sales and marketing. Mr. Nyberg also worked for Duke University Health System from 1992 to 1999 as administrative director and vice president of business development. He holds an MBA from Yale School of Management and a BA from Yale College.

Mr. Guarch retired in 2001 from C.R. Bard, Inc. where he spent 32 years in various sales, marketing, and management roles. Bard is a leading developer, manufacturer and marketer of health care products used for vascular, urological and oncological diagnosis and intervention. From 1993 to 2001, Mr. Guarch served as Regional Vice President Corporate Account Management for Bard’s Southeast Region. He worked as President of Bard Venture Division in Boston, MA from 1991 to 1993. From 1988 to 1991, Mr. Guarch worked in London, England, as Vice President Sales for the Bard Europe Division and Managing Director of Bard LTD, UK. Before 1988, Mr. Guarch worked in several sales and marketing roles for Bard’s USCI International Division in Boston, MA, which focused on the design, manufacture and sale of cardiac catheters, urological catheters and artificial arteries. Mr. Guarch also serves as director of Synergetics USA, Inc. (NasdaqSC:SURG).

Mr. Henrion is President and owner of Silver Thread Farms, LLC, a thoroughbred breeding and racing farm in La Grange, Kentucky. Prior to his involvement with Silver Thread Farms, Mr. Henrion was Executive-in-Residence at b-Catalyst, Inc. from April of 2001 to May 2002. b-Catalyst is a venture capital firm in Louisville, Kentucky, which specializes in providing financing and infrastructure support for start-up companies. From 1999 until March 2001, Mr. Henrion served as President of EquiSource, LLC. EquiSource provided group purchasing and e-commerce services to the equine industry in the United States. The company was purchased by the National Thoroughbred Racing Association (NTRA) in 2001 and was moved to Lexington, Kentucky. Mr. Henrion also served as a consultant to Unified Foodservice Purchasing Co-op, LLC from March 1999 to March 2001. From 1980 to 1999, Mr. Henrion was President, Chief Executive Officer, and Director of FoodService Purchasing Cooperative, Inc. ("FSPC") in Louisville, Kentucky. FSPC provided equipment, food, packaging items, and financial services to quick-service restaurant operators including KFC, Taco Bell, Dairy Queen, and Pizza Hut. In March 1999, FSPC merged with the purchasing organization of Tricon Global Restaurants, Inc. to form Unified Foodservice Purchasing Co-op. Mr. Henrion also serves as a director for Brinly-Hardy Company, Inc.

Dr. Norman has been in the field of nursing and nursing education since beginning her career in 1969. She is currently Senior Associate Dean for Academics at the Vanderbilt University School of Nursing in Nashville, Tennessee, where she has been employed since 1991. Dr. Norman has held her current position since 2000. From 1991 to 2000 while at Vanderbilt, she served as Assistant Dean for Administration and Associate Dean of the nursing school. Prior to joining Vanderbilt, Dr. Norman held various Director, Department Chair, Professor and Instructor positions at several nursing schools, including Aquinas College, East Tennessee State University and Virginia Highlands Community College. Dr. Norman is the co-author of 24 articles in professional publications, including the Journal of Nursing Administration, Nursing Economic$ and the Journal of Professional Nursing, among others. She is also the author or co-author of chapters or books on various nursing and patient care topics in nine books published from 1990 through 2005. She is an accomplished speaker and has delivered numerous speeches and presentations at professional conferences throughout the United States, Europe, Japan and Taiwan. She has also served in a number of consulting engagements for national and international organizations on various nursing issues.

Meetings and Committees of the Board of Directors

During the 2006 fiscal year, the Board of Directors held six meetings. All directors attended at least 75% of the aggregate of the number of board meetings and meetings of committees on which such director served. The Board has standing Audit, Compensation, Nominating and Executive Committees. The charters for the Audit, Compensation and Nominating Committees are posted on the Company’s web site at www.spanamerica.com (select “Company” then “Investor Relations” and then the desired committee charter).

Audit Committee. The Audit Committee is comprised of Messrs. Dick, Grady, and Nyberg, all of whom are independent within the meaning of NASD listing standards and Rule 10A-3(b) under the Securities Exchange Act of 1934. The Board has determined that Mr. Dick is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K.  The Audit Committee met four times during fiscal 2006. The Audit Committee was established by the Board for the purposes of overseeing the Company’s accounting and financial reporting processes, overseeing the audits of the Company’s financial statements, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public and reviewing the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics. Its primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company’s financial reporting process, audits of the Company’s financial statements, and the Company’s internal control system and (ii) appoint from time to time, evaluate, and, when appropriate, replace the registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, determine the compensation of such “outside auditors” and the other terms of their engagement, and oversee the work of the outside auditors. The Company’s outside auditors report directly to the Audit Committee. The Audit Committee is also charged with establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee is comprised of Messrs. Grady, Henrion, and Johnston, all of whom are independent within the meaning of the NASD listing standards. The Compensation Committee met one time during the 2006 fiscal year. The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities relating to officer and director compensation. Its primary duties and responsibilities are to: (i) oversee the development and implementation of the compensation policies, strategies, plans, and programs for the Company’s executive officers and outside directors; (ii) review and determine the compensation of the executive officers of the Company; and (iii) oversee the selection and performance of the Company’s executive officers and succession planning for key members of the Company’s management. The Compensation Committee’s report is included below under “Board Compensation Committee Report on Executive Compensation.”

Nominating Committee. The Nominating Committee is comprised of Messrs. Dick, Guarch, and Henrion and Dr. Norman, all of whom are independent within the meaning of the NASD listing standards. The Nominating Committee met three times during the 2006 fiscal year. The primary function of the Nominating Committee is to assist the Board in fulfilling its responsibilities with respect to Board and committee membership and shareholder proposals. Its primary duties and responsibilities are to: (i) establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board; and (ii) make recommendations regarding proposals and nominees for director submitted by shareholders of the Company.

Executive Committee. The Executive Committee is comprised of Messrs. Dick, Grady, and Henrion, all of whom are independent within the meaning of the NASD listing standards. It did not meet during fiscal year 2006. The Executive Committee serves in an advisory capacity to the senior management of the Company.

Directors Nominations

The Nominating Committee (described above) will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a Company nominee for election to the Board of Directors must send a written notice by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com that sets forth (i) the name of each person whom the shareholder recommends be considered as a nominee; (ii) a business address and telephone number for each nominee (an e-mail address may also be included) and (iii) biographical information regarding such person, including the person’s employment and other relevant experience. Shareholder recommendations will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting (no later than September 4, 2007 with respect to recommendations for nominees to be considered at the 2008 Annual Meeting of Shareholders). Shareholders may also make their own nominations directly (as opposed to recommending candidates for the Company to nominate) as described below under the heading “Shareholder Proposals.”

The Company’s Nominating Committee believes that a nominee recommended for a position on the Company’s Board of Directors must meet the following minimum qualifications:

•
he or she must be over 21 years of age and under 72 years of age at the time of election (the Company’s bylaws provide that no person shall be elected to serve as a director for a term that will commence after such person’s 72nd birthday);

•	he or she must have experience in a position with a high degree of responsibility in a business or other organization;
•	he or she must be able to read and understand basic financial statements;
•	he or she must possess integrity and have high moral character;
•	he or she must be willing to apply sound, independent business judgment; and
•	he or she must have sufficient time to devote to the Company.

In addition, the Nominating Committee believes that it is desirable that at least one of the Company’s directors serving on the Company’s audit committee possess such qualities and skills as are necessary for him or her to qualify as an audit committee financial expert, as defined in SEC rules and regulations.

The Nominating Committee identifies potential nominees for director, other than potential nominees who are current directors whose terms of office are expiring and who are standing for reelection, through business and other contacts. The Nominating Committee may in the future choose to retain a professional search firm to identify potential nominees for director. In addition, the Nominating Committee will consider potential nominees who are recommended by shareholders.

The Company’s Nominating Committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;
•
whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

•	whether the potential nominee is highly accomplished in his or her respective field;
•
in light of the relationship of the Company’s business to the medical science field, whether the potential nominee has received any awards or honors in the fields of medicine or the biological sciences and whether he or she is recognized as a leader in medicine or the biological sciences;

•
whether the addition of the potential nominee to the Board of Directors would assist the Board of Directors in achieving a mix of Board members that represents a diversity of background and experience, including diversity with respect to age, gender, national origin, race, and competencies;

•	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;
•
whether the potential nominee is independent, as defined by NASD listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its shareholders, and whether he or she is willing and able to represent the interests of all shareholders of the Company;

•	whether the potential nominee is financially sophisticated, as defined by NASD listing standards, or qualifies as an audit committee financial expert, as defined by SEC rules and regulations; and
•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of the Company’s business.

In addition, with respect to an incumbent director whom the Nominating Committee is considering as a potential nominee for re-election, the Company’s Nominating Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the Nominating Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a shareholder or the Company.

Messrs. Dick, Ferguson, and Johnston, nominees for director at the 2007 Annual Meeting of Shareholders, are current directors standing for re-election.

The Company did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2007 Annual Meeting of Shareholders. The Company did not receive, by September 26, 2006 (the 120th calendar day before the first anniversary of the date of the Company’s 2006 proxy statement), any recommended nominee from a shareholder who beneficially owns more than 5% of the Company’s stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of the Company’s stock.

Communications Between Shareholders and Board of Directors

The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com. Such communications will be reviewed by our Secretary, who shall remove communications relating to solicitations, junk mail, customer service concerns and the like. All other shareholder communications shall be promptly forwarded to the applicable member(s) of our board of directors or to the entire board of directors, as requested in the shareholder communication.

It is the Company's policy that all of the Company’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2006 Annual Meeting of Shareholders and all of the other directors attended the 2006 Annual Meeting of Shareholders, and the Company expects all nominees and directors to attend the 2007 Annual Meeting of Shareholders.

Code of Ethics

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including but not limited to the Company’s chief executive officer, principal financial and accounting officer and controller. The Company’s Code of Conduct is posted on the Company’s web site at www.spanamerica.com (Select “Company” then “Investor Relations” and then “Corporate Code of Conduct”). Any amendments or waivers to provisions applicable to our chief executive officer, principal financial and accounting officer or controller will be posted on the Company’s web site.

EXECUTIVE OFFICERS

The following table sets forth all of the current executive officers of the Company and their respective ages, company positions and offices, and periods during which they have served in such positions and offices. There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.

			Company
Name	Age	Company Offices Currently Held	Officer Since

James D. Ferguson	49	President and Chief Executive Officer	1995
Robert E. Ackley	52	Vice President of Custom Products	1995
Richard C. Coggins	49	Vice President of Finance, Secretary and Chief Financial Officer	1987
Erick C. Herlong	36	Director of Operations	2001
James R. O’Reagan	54	Vice President of R&D and Engineering	2001
Clyde A. Shew	49	Vice President of Medical Sales and Marketing	1996
Marie Sitter	56	Director of Human Resources	2004
Wanda J. Totton	51	Vice President of Quality	1995

The Company’s executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Business Experience of Executive Officers

Mr. Ferguson’s business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Ackley joined the Company as Materials Manager in 1987. He was named Director of Consumer Sales in 1993, Vice President of Marketing in 1995, Vice President of Consumer Sales in 1996, Vice President of Operations in 1998, and Vice President of Custom Products in 2000. Prior to joining the Company, Mr. Ackley worked in various operations management roles for Almay Cosmetics in North Carolina and C.B. Fleet in Virginia.

Mr. Coggins’ business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Herlong joined Span-America in 1995 as Packaging Engineer. He became Production Manager in 1998 and Plant Manager in 2000. He was named Director of Operations in May 2001. Before joining Span-America, Mr. Herlong worked for Dixie-Narco, a division of Maytag Corporation, for two years in the positions of Technical Services Representative and Materials Management Specialist. Mr. Herlong graduated from Clemson University in 1993 with a B.S. degree in Packaging Science.

Mr. O’Reagan joined the Company in August 2001 as Vice President of R&D and Engineering. From 1982 until 2001, Mr. O’Reagan worked for C.B. Fleet Company in Lynchburg, Virginia. While at Fleet, he served in various positions including Director of Engineering, Director of Operations, Director of Global Operations Planning and Engineering, and Director of Latin America and Global Manufacturing Planning. Mr. O’Reagan holds B.S. and M.S. degrees in Mechanical Engineering from the University of Virginia.

Mr. Shew joined the Company as Director of Corporate Accounts in May 1996. He was promoted to Vice President of Medical Sales in October 1996 and Vice President of Medical Sales and Marketing in February 1998. From 1984 to 1996, Mr. Shew worked in various sales and marketing roles for Professional Medical Products, Inc. in Greenwood, South Carolina. His final position there was Director of Corporate Accounts, where he was responsible for contracting with multi-facility health care organizations in the United States. Professional Medical was a manufacturer and distributor of various health care products.

Ms. Sitter joined Span-America in 2000 as Human Resources Manager. She was promoted to Director of Human Resources in 2004 and was made a member of the Company’s senior management team. Prior to joining the Company, Ms. Sitter was employed as Director of Human Resources for CDS Ensembles, a privately held manufacturer of bedding products, where she worked from 1993 to 2000.

Ms. Totton joined the Company in 1987 as Quality Control Manager. She became Production Manager of the Company’s contract packaging business unit in 1990. She was promoted to Director of Quality in 1995 and was named Director of Quality / R&D in 1998. Ms. Totton now serves as Vice President of Quality, following the addition of a full time Director of R&D and Engineering in August 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth below is furnished as of the Record Date, with respect to Common Stock owned beneficially or of record by persons known to the Company to be the beneficial owners of more than 5% of the Common Stock as of the Record Date, each of the directors and nominees individually, the named officers included in the compensation table, and all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person’s shares shown in the table. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

	Amount/Nature
Name and Address	of Beneficial		Percent
of Beneficial Owner	Ownership		of Class

Beneficial Owners of More Than 5% of the Company’s Common Stock

Farnam Street Partners, L.P.	248,514	(1)	9.3%
3033 Excelsior Boulevard, Suite 300
Minneapolis, MN 55416

Jerry Zucker	226,800	(2)	8.5%
16 Buckingham Drive
Charleston, SC 29407

Douglas E. Kennemore, M.D.	212,876		8.0%
117 Rockingham Rd.
Greenville, SC 29607

Beneficial Owners of More Than 5% of the Company’s Common Stock (Continued)

	Amount/Nature
Name and Address	of Beneficial		Percent
of Beneficial Owner	Ownership		of Class

AXA Rosenberg Investment Management	162,368	(3)	6.1%
4 Orinda Way Building E
Orinda,CA94563-2519

Santa Monica Partners, LP	150,432	(4)	5.6%
1865 Palmer Avenue
Larchmont, NY 10538

Thomas D. Henrion	142,808		5.3%
1309 Park Shore Road
La Grange, KY 40031

Dimensional Fund Advisors, Inc.	133,960	(5)	5.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1005

Directors and Nominees

Richard C. Coggins	59,000	(6)	2.2%
Robert H. Dick	15,500	(7)	*
James D. Ferguson	92,349	(8)	3.4%
Thomas F. Grady, Jr.	37,595		1.4%
Guy R. Guarch	6,000		*
Thomas D. Henrion	142,808		5.3%
Robert B. Johnston	229,800	(9)	8.6%
Linda Norman	1,000		*
Peter S. Nyberg	2,500		*

Named Officers

James D. Ferguson	92,349	(8)	3.4%
Robert E. Ackley	29,561	(10)	1.1%
Richard C. Coggins	59,000	(6)	2.2%
James R. O’Reagan	19,675	(11)	*
Clyde A. Shew	36,100	(12)	1.3%

Directors and Executive Officers as a Group

All Directors and Executive	713,088	(13)	24.8%
Officers of the Company as a
Group (15 persons)
______________________

(1)	The amount shown as beneficially owned by Farnam Street Partners is based on their letter to the Company dated September 6, 2005.

(2)	The amount shown as beneficially owned by Jerry Zucker is based on his Schedule 13D/A filed on December 19, 2003.

(3)
The amount shown is based on a Schedule 13F-HR of AXA filed on November 14, 2006.  The schedule indicates that AXA's affiliated investment managers AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurances Mutuelle (collectively, the "Mutuelles AXA") and AXA Rosenberg Investment Management LLC have defined investment discretion with respect to 161,158 shares, sole voting power with respect to 60,238 of those shares and no voting power with respect to 100,920 of those shares.  In addition, the schedule indicates that the Mutuelles AXA have defined investment discretion and sole voting power with respect to an additional 1,210 shares.

(4)	The amount shown as beneficially owned by Santa Monica Partners, LP is based on its Schedule 13D/A filed on July 17, 2002.

(5)	The amount shown as beneficially owned by Dimensional Fund Advisors, Inc. is based on its Schedule 13-F filed on December 15, 2006.

(6)	The amount shown as beneficially owned by Mr. Coggins includes 35,000 shares subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.

(7)	The amount shown as beneficially owned by Mr. Dick includes 1,000 shares held in an IRA account.

(8)	The amount shown as beneficially owned by Mr. Ferguson includes 55,300 shares subject to options held by Mr. Ferguson which are exercisable within 60 days of the Record Date.

(9)
The amount shown as beneficially owned by Mr. Johnston consists of 3,000 shares owned directly by Mr. Johnston and 226,800 shares owned directly by Mr. Jerry Zucker. Mr. Johnston disclaims beneficial ownership with respect to the shares owned by Mr. Zucker.

(10)	The amount shown as beneficially owned by Mr. Ackley includes 26,800 shares subject to options held by Mr. Ackley which are exercisable within 60 days of the Record Date.

(11)	The amount shown as beneficially owned by Mr. O’Reagan includes 16,500 shares subject to options held by Mr. O’Reagan which are exercisable within 60 days of the Record Date.

(12)	The amount shown as beneficially owned by Mr. Shew includes 31,500 shares subject to options held by Mr. Shew which are exercisable within 60 days of the Record Date.

(13)
The amount shown as beneficially owned by all directors and executive officers as a group includes 206,300 shares subject to options held by such persons which are exercisable within 60 days of the Record Date.

* Less than one percent.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table shows, for the 2006, 2005, and 2004 fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company’s Chief Executive Officer and to each of the four other most highly compensated officers during fiscal year 2006 (the “Named Officers”).

Summary Compensation Table

				Long Term Compensation
				Awards
					Securities
		Annual		Restricted	Underlying	All Other
Name and Principal Position		Compensation		Stock	Options	Compensation
During Fiscal 2006	Year	Salary($)	Bonus($)	Awards ($)(1)	(#)	($)

James D. Ferguson	2006	244,512	77,457	-	2,750	6,113	(2)
President and CEO	2005	228,750	63,635	-	3,500	6,377
	2004	210,000	95,550	8,055 (2)	3,500	7,187

Robert E. Ackley	2006	153,125	48,231	-	2,000	5,399	(3)
VP of Custom Products	2005	148,567	24,633	-	2,000	6,103
	2004	140,817	58,518	-	2,000	5,582

Richard C. Coggins	2006	162,005	51,229	-	2,000	5,710	(4)
Chief Financial Officer	2005	154,271	42,562	-	2,000	5,828
VP of Finance and Secretary	2004	146,932	64,199	-	2,000	5,683

James R. O’Reagan	2006	141,583	44,702	-	2,000	6,373	(5)
VP of R&D and Engineering	2005	135,517	37,497	-	2,000	6,129
	2004	126,580	39,310	5,370 (5)	2,000	5,884

Clyde A. Shew	2006	169,583	53,721	-	2,000	7,111	(6)
VP of Medical Sales and Marketing	2005	159,967	62,501	-	2,000	6,518
	2004	152,677	59,009	-	2,000	5,012
_________________

(1)
Awards were made pursuant to the Company’s 2000 Restricted Stock Plan. As provided by the plan, the number of shares in each award equals half of the number of shares purchased by the recipient in the open market (excluding the exercise of stock options) during the plan year for that award. Each award vests at a rate of 25% of the restricted shares per year beginning with the end of the plan year to which the award pertains. Once shares vest, they are no longer restricted within the meaning of the plan. Dividends are not paid or accrued on non-vested shares. At the end of fiscal year 2006, a total of 844 restricted shares valued at $11,483 (calculated using the fair market value of the Company’s stock at fiscal year end 2006 of $13.605 per share) held by all restricted stock holders in the aggregate were outstanding.

(2)
Mr. Ferguson was awarded 750 shares of restricted stock in fiscal year 2004. He had received a total of 3,984 shares of restricted stock at fiscal year end 2006, of which 3,798 shares were fully vested. The value of the stock, including vested and non-vested shares, was $54,202, calculated using the fair market value of the Company’s stock at fiscal year end 2006 of $13.605 per share. The amount shown in “All Other Compensation” is comprised of (i) contributions of $4,986 to the Company’s 401(k) plan by the Company on behalf of Mr. Ferguson to match pre-tax deferral contributions, all of which is vested, and (ii) $1,127 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. Ferguson for life insurance not generally available to all Company employees.

(3)
This amount is comprised of (i) contributions of $4,473 to the Company’s 401(k) plan by the Company on behalf of Mr. Ackley to match pre-tax deferral contributions, all of which is vested, and (ii) $926 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. Ackley for life insurance not generally available to all Company employees.

(4)
This amount is comprised of (i) contributions of $4,917 to the Company’s 401(k) plan by the Company on behalf of Mr. Coggins to match pre-tax deferral contributions, all of which is vested, and (ii) $793 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. Coggins for life insurance not generally available to all Company employees.

(5)
Mr. O’Reagan was awarded 500 shares of restricted stock in fiscal year 2004. He had received a total of 1,100 shares of restricted stock at fiscal year end 2006, of which 975 shares were fully vested. The value of the stock, including vested and non-vested shares, was $14,966, calculated using the fair market value of the Company’s stock at fiscal year end 2006 of $13.605 per share. The amount shown in “All Other Compensation” is comprised of (i) contributions of $4,615 to the Company’s 401(k) plan by the Company on behalf of Mr. O’Reagan to match pre-tax deferral contributions, all of which is vested, and (ii) $1,758 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. O’Reagan for life insurance not generally available to all Company employees.

(6)
This amount is comprised of (i) contributions of $5,525 to the Company’s 401(k) plan by the Company on behalf of Mr. Shew to match pre-tax deferral contributions, all of which is vested, and (ii) $1,586 in annual premiums (for both the term and the non-term portions of the premium) paid by the Company on behalf of Mr. Shew for life insurance not generally available to all Company employees.

Option Grants in Fiscal Year 2006

The following stock options were granted under the Company’s 1997 Stock Option Plan during fiscal year 2006 to the Named Officers.

Option Grants in Last Fiscal Year

	Individual Grants
		Percent of
	Number of	Total
	Securities	Options	Exercise		Potential Realizable Value at
	Underlying	Granted to	or Base		Assumed Rates of Stock Price
	Options	Employees in	Price	Expiration	Appreciation for Option Term
Name	Granted (#)	Fiscal Year	($/sh)(1)	Date	5% ($)	10% ($)

James D. Ferguson	2,750 (2)	12%	$12.48	08/07/16	$21,584	$54,697

Robert E. Ackley	2,000 (2)	9%	12.48	08/07/16	15,697	39,780

Richard C. Coggins	2,000 (2)	9%	12.48	08/07/16	15,697	39,780

James R. O’Reagan	2,000 (2)	9%	12.48	08/07/16	15,697	39,780

Clyde A. Shew	2,000 (2)	9%	12.48	08/07/16	15,697	39,780

____________________

(1)	The exercise price shown represents 100% of the fair market value of the underlying stock based on the average of the high and low sales price per share on the grant date, August 7, 2006.
(2)
The options shown become exercisable at the greater of 1,000 shares per year or 20% of the options granted per year, beginning July 1, 2007. In addition, the Company’s 1997 Stock Option Plan contains certain standard conditions for the early expiration of the options. A copy of the Plan was set forth in Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 1997 and Amendment No. 1 to the Plan is set forth in Exhibit 10.14.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 1998.

Option Exercises and Year-End Values

The following table sets forth information with respect to the Company’s Named Officers concerning the exercise of options during the 2006 fiscal year and unexercised options held as of the end of the 2006 fiscal year.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-the-Money Options
	Acquired on	Value	Year-End (#)		at Fiscal Year-End ($) (1)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

James D. Ferguson	10,000	$35,620	64,300	5,750	$504,403	$11,374
Robert E. Ackley	7,500	26,475	26,800	2,000	188,420	2,250
Richard C. Coggins	3,500	12,467	40,000	2,000	308,186	2,250
James R. O’Reagan	0	0	16,500	2,000	104,598	2,250
Clyde A. Shew	10,000	76,731	31,500	2,000	231,379	2,250
_______________

(1)
The “value realized” is determined by subtracting the amount paid upon exercise of the options from the market value of the underlying Common Stock as of the exercise date. The value of unexercised in-the-money options at fiscal year-end is determined by subtracting the exercise price from the market value of the underlying Common Stock as of fiscal year-end of $13.605 per share.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation below shall not be incorporated by reference into any such filing unless the incorporation specifically lists this report.

Decisions with respect to the compensation of the Company’s executive officers are made by the three-member Compensation Committee of the Board comprised of Messrs. Grady, Henrion and Johnston. Each member of the Compensation Committee is a non-employee, independent director (within the meaning of NASD listing standards). The Compensation Committee’s charter is posted on the Company’s web site at www.spanamerica.com (select “Company” then “Investor Relations” then “Compensation Committee Charter”). All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board. Set forth below is a report submitted by the Compensation Committee addressing the Company’s compensation policies for fiscal 2006 with respect to the executive officers of the Company.

Compensation Committee Report

General Compensation Policies with Respect to Executive Officers

The Compensation Committee does not maintain formal, written executive compensation policies. However, in general, the Committee has structured officer compensation so as to provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative, responsibility and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and shareholders’ interest in the enhancement of shareholder value.

The executive officers’ overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided that the Company’s performance warrants the compensation being paid. In determining the appropriate compensation, the Compensation Committee has utilized a combination of salary, incentive cash compensation, Company stock ownership and benefits. The Compensation Committee has also attempted to maintain an appropriate relationship between the compensation among the executive officers and their relative levels of responsibility within the Company.

Compensation paid to the Company’s executive officers in fiscal year 2006, as reflected in the foregoing compensation tables for the Named Officers, consisted of the following elements: base salary, bonus, restricted stock awards, option grants, matching contributions paid with respect to the Company’s 401(k) plan, and certain other benefits. Payments under the Company’s 401(k) plan are made to all employees on a non-discriminatory basis. The Compensation Committee believes that the total compensation paid to each of the Company’s executive officers, including each of the Named Officers, is reasonable.

Relationship of Performance to Executive Compensation

The Compensation Committee believes that a significant portion of the executive officers’ compensation should be based on individual and corporate performance. The principal means through which the Company ties compensation to performance is through the Company’s Management Bonus Plan (the “Bonus Plan”). Participants in the Bonus Plan include the Company’s executive officers and senior management, including all of the Named Officers. The Bonus Plan requires that prior to the beginning of each fiscal year the Board of Directors approve the Company’s operating plan which contains target earnings projections for the coming year. The target earnings projections must provide a reasonable increase over the prior year’s earnings and must be consistent with the Company’s long-term growth goals. Bonuses for each of the Named Officers and other Bonus Plan participants are based either entirely on overall Company performance or approximately 60% on overall Company performance and approximately 40% on the achievement of individual targets pertinent to the participant’s business unit or area of operations, which were determined by the chief executive officer and reviewed by the Compensation Committee. The bonus payments are determined by the formula in the Bonus Plan approved by the Compensation Committee and the Board prior to the beginning of the fiscal year. The Bonus Plan is structured so that each participant has an opportunity to earn a bonus equal to approximately 25% of his or her base salary if the Company reaches 100% of its target earnings performance (and 100% of any applicable individual goal is met). The percentage of salary potentially earned by each participant under the Bonus Plan ranges from 0% if the Company earnings are less than approximately 80% of the target earnings (and less than 80% of any applicable individual target is achieved), to approximately 61% if the Company’s earnings exceed approximately 150% of target earnings (and any applicable individual target is exceeded by approximately 150%).

Options to purchase Company Common Stock are also granted periodically by the Compensation Committee to officers, members of the senior management team and mid-level managers. The number of shares granted is based primarily on individual performance and, secondarily, on Company performance relative to the Company’s operating and strategic plans.

In order to encourage management employees to increase their ownership of the Company’s stock through their own investments, the Company’s 2000 Restricted Stock Plan provides that at the end of each year the Company will award to each plan participant a number of shares of restricted stock equal to half the number of shares of Company stock the participant himself purchased during the year (excluding shares received on exercise of options) up to a maximum annual award of 5% of each participant’s annual salary. The restricted shares in each award vest at a rate of 25% per year beginning with the end of the year in which the purchases giving rise to the award occurred. All of the Company’s executive officers are participants in the 2000 Restricted Stock Plan. The plan also permits the Compensation Committee to make additional restricted stock awards subject to such restrictions and conditions as the committee may establish.

2006 Salaries, Cash Bonuses, Restricted Stock Awards, Stock Option Grants, and Incentive Payments

The 2006 salary levels of each of the Company’s executive officers were determined on the anniversary date of the employee’s last performance review and were based generally on the criteria set forth above. Under the Company’s salary administration plan, each employee of the Company, including the executive officers, is assigned a particular job grade level with an associated salary range. The job grade level is determined by a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content, and level of responsibility. The associated salary range has been assigned to each job grade level based on input from independent consultants and the Company’s management. The independent consultants evaluated the base salary and incentive compensation of the executive officers and selected jobs from each job grade level by comparing Company information to published compensation survey data from manufacturing companies in the non-durable goods industry with annual gross revenues in the range of $40 to $80 million. The survey data included information on job duties, base salary and total cash compensation at the 25th, 50th and 75th percentiles, adjusted where appropriate for the geographic differential in Greenville, South Carolina. Compensation was generally considered to be within the market competitive range if total cash compensation was within 90-110% of the market 50th percentile. The salary levels of the executive officers were based primarily on individual performance, overall Company financial performance and achievement of specific individual and corporate goals for the prior fiscal year. The Compensation Committee did not use any specific metrics to measure overall Company performance in setting salary levels but developed a general overall impression based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets. The salary levels of the executive officers must fall within the designated salary ranges for the appropriate job grade level, pursuant to the Company’s salary administration plan.

The executive officers’ fiscal 2006 bonuses under the Bonus Plan were determined based on the Company’s achievement of operating profit targets in relation to the Company’s 2006 operating plan. No awards were made to executive officers under the 2000 Restricted Stock Plan in fiscal 2006. In order to reward past performance and encourage future growth and profitability of the Company, the executive officers were awarded stock options under the Company’s 1997 Stock Option Plan as described above under the sub-heading “Option Grants in Fiscal Year 2006.” The number of options awarded to each executive officer was determined by the Compensation Committee and was based on the estimated value of the options, the executives’ individual performance and level of responsibility, and the overall financial performance of the Company. As with salary determinations, the Compensation Committee did not use any specific metrics to measure overall Company performance in determining the numbers of options awarded but developed a general overall impression based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets. The option grants proposed by the Compensation Committee are submitted to the Board of Directors for approval.

Compensation of the Chief Executive Officer During Fiscal 2006

Mr. Ferguson’s compensation is determined by the Compensation Committee using the exact same factors as those applied to other executive officers as described above with performance-based determinations based on the Company’s overall financial performance. His total compensation for fiscal 2006, including all of the factors described above (valuing options granted during 2006 in accordance with generally accepted accounting principles as required in the Company’s financial statements) was $342,960, which the Compensation Committee believes is reasonable.

Other Compensation Plans

The Company has adopted certain broad-based employee benefit plans in which the chief executive officer and the other executive officers participate. Benefits under these plans are not included in the compensation tables set forth above. The Company has also adopted executive officer life insurance plans that are not broadly available to other employees, and the premiums paid by the Company under these plans for the Named Officers are included in the summary compensation table.

Submitted by the Compensation Committee

Thomas F. Grady, Jr.
Thomas D. Henrion
Robert B. Johnston

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board is comprised of Thomas F. Grady, Jr., Thomas D. Henrion and Robert B. Johnston. The Company is not aware of any compensation committee interlocks or insider participation in the Compensation Committee.

Compensation of Non-employee Directors

Each director of the Company who is not also an officer of the Company receives an annual fee of 1,000 shares of unregistered Common Stock plus a per diem fee of $1,000 for each Board meeting and committee meeting attended. In addition, each non-officer director receives a fee of $500 for participating in Board or committee meetings held by telephone conference call. The Chairman of the Board receives an additional 1,000 shares of unregistered Common Stock per year (for a total of 2,000 shares) plus the same per diem and conference call fees described above. The Chairman of the Audit Committee receives an additional 500 shares of unregistered Common Stock per year (for a total of 1,500 shares) plus the same per diem and conference call fees described above. Stock compensation is issued to directors in accordance with the 2005 Non-Employee Director Stock Plan approved by the Company’s shareholders at the 2005 annual meeting. Based on the $13.38 per share fair market value on March 3, 2006 when the stock compensation was issued, no director received more than $37,000 in fiscal 2006 for his or her services as a director. Directors who are also employees of the Company do not receive compensation for their services as directors.

Employment Agreements and Severance Protection Agreements

All Span-America employees, including the Named Officers, are employed at will by the Company and do not have employment agreements. The Company has entered into severance protection agreements dated July 25, 2002 (except for Ms. Totton’s agreement, which is dated February 11, 2004) with each of its Named Officers. The agreements provide for a lump sum severance payment of either 110% (for Messrs. Ackley, O’Reagan, Shew, and Ms. Totton) or 210% (for Messrs. Ferguson and Coggins) of each executive’s annual compensation if the executive’s employment is terminated without cause within one year following a change in control. Following such termination, the agreements also provide for vesting of the executives’ then outstanding options and restricted stock. The agreements have a rolling term of one year (except for Mr. Ferguson’s and Mr. Coggins’ agreements, which have two-year terms) that automatically extend each day for an additional day without any action by either party. Either party to an agreement may terminate the agreement by written notice to the other. Upon such notice, the agreement will cease to extend automatically and will be terminated one year from the notice date (two years for Mr. Ferguson’s and Mr. Coggins’ agreements).

Under the severance agreements, “change in control” is generally defined as (i) the acquisition by any person of securities representing 35% or more of the combined voting power of the Company’s outstanding voting securities; (ii) during any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board, or whose nomination as directors was approved by two-thirds of such persons or successors to such directors who were previously so approved, cease for any reason to constitute a majority of the Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 51% of the voting power of the surviving entity, (B) a merger or consolidation effected to implement a recapitalization of the Company that meets certain conditions or (C) a plan of complete liquidation of the Company or a sale of substantially all of the Company’s assets; or (iv) the occurrence of any other event that the Board determines affects control of the Company and with respect to which the Board adopts a resolution that such event constitutes a change in control for purposes of the severance agreements.

PERFORMANCE GRAPH

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Performance Graph shall not be incorporated by reference into any such filing unless the incorporation specifically lists the following Performance Graph.

The following graph sets forth the performance of the Company’s Common Stock for the five-year period from September 29, 2001, through September 30, 2006, compared to the Russell 2000 Index and a peer group index. The peer group index was prepared by an unaffiliated third party and is comprised of all exchange-listed companies that had the standard industry classification code 3842 (which relates to medical products and supplies) at September 30, 2006. The companies included in the peer group index are shown below. All stock prices reflect the reinvestment of cash dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG SPAN-AMERICA MEDICAL SYSTEMS, INC.,
THE RUSSELL 2000 INDEX AND A PEER GROUP

Assumes $100 invested on September 29, 2001.
Assumes dividends reinvested. Fiscal year ending September 30, 2006.

COMPANIES INCLUDED IN PEER GROUP INDEX
Standard Industry Classification Code 3842
at September 30, 2006

Antares Pharma, Inc.	ATS Medical, Inc.	Biomet, Inc.
Chad Therapeutics, Inc.	CNS, Inc.	Cytori Therapeutics AG
DHB Industries, Inc.	DJ Orthopedics, Inc.	Encore Medical Corp.
Exactech, Inc.	Hillenbrand Industries, Inc.	Implant Sciences Corp.
Integra Lifesciences Holdings	Invacare Corp.	Ivow, Inc.
Lakeland Industries	Langer, Inc.	Medical Action Industries
Microtek Medical Holdings	Mine Safety Appliances Co.	Miracor Diagnostics, Inc.
Orthofix International, NV	Orthologic Corp.	Quantum MRI, Inc.
Regeneration Technology, Inc.	Sharps Compliance Corp.	Sonic Innovations, Inc.
Stryker Corp.	Symmetry Medical, Inc.	Theragenics Corp.
Tutogen Medical, Inc.	Wright Medical Group, Inc.	Zimmer Holdings, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is not aware of any relationships or related party transactions required to be disclosed in this Proxy Statement pursuant to Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 2006 fiscal year, the Company believes that all of its executive officers and directors filed the required reports on a timely basis under Section 16(a) except for Mr. Ackley who was late in filing four Form 4’s on behalf of his children for four transactions in 2004 through 2006.

AUDIT COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filing unless the incorporation specifically lists the following Audit Committee Report.

The Audit Committee is governed by a charter, a copy of which was included as Appendix A to the proxy statement for the Company’s 2005 annual meeting of shareholders and which is currently posted on the Company’s web site at www.spanamerica.com (select “Company” then “Investor Relations” and then “Audit Committee Charter”). The Committee is comprised of three non-employee directors, all of whom are independent as defined in the current NASD listing standards. The Board has determined that Audit Committee Chairman Robert H. Dick is an audit committee financial expert with respect to the Company as defined by SEC regulations.

In carrying out its responsibilities, the Committee has done the following:

•
Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 with the Company’s management and independent auditors.

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.
•
Received from the independent auditors written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the auditors their independence from the Company and its management.

Based on the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 be included therein, for filing with the Securities and Exchange Commission.

All members of the Audit Committee concur in this report.

Robert H. Dick (Chairman)
Thomas F. Grady, Jr.
Peter S. Nyberg

PROPOSAL TO APPROVE THE SPAN-AMERICA MEDICAL SYSTEMS, INC.
2007 EQUITY INCENTIVE PLAN
(Item No. 2 on the Proxy)

The Board and its Compensation Committee believe that it is in the best interest of the Company and its shareholders to provide equity-based compensation to the Company’s management, key employees and non-employee directors to incentivize them to maximize shareholder value and to better align their compensation with the interests of the Company’s shareholders. The Company’s 1997 Stock Option Plan will terminate by its terms on October 20, 2007. The Board has therefore approved a new Span-America Medical Systems, Inc. 2007 Equity Compensation Plan (the “Plan”) and recommends that the shareholders of the Company approve adoption of the Plan.

Under the Plan, the Compensation Committee would have the discretion to grant restricted and non-restricted stock awards, restricted stock units, stock options and stock appreciation rights with respect to up to an aggregate maximum of 250,000 shares of the Company's Common Stock, of which not more than 75,000 shares could be issued pursuant to stock awards and restricted stock unit awards. Restricted stock units represent the right to receive a specified number of shares of Common Stock upon satisfaction of the vesting conditions applicable to the award. Stock appreciation rights or SARs generally represent the right to receive shares of Common Stock, cash or other property equal in value to the spread between the fair market value of the Common Stock on the date the SAR is exercised and the per share exercise price of the SAR multiplied by the number of shares of Common Stock subject to the SAR.

The purpose of the Plan is to provide for the award of stock and stock-based compensation awards to attract and retain the highest quality individuals whose contributions and potential contributions are important to the success of the Company, to provide such individuals additional incentives to promote the success of the Company’s business and to align the financial interests of such individuals with the interests of the Company’s shareholders.

The Board has designated the Compensation Committee (the “Committee”) to administer the Plan. Under the Plan, the Committee has full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretation of the Plan and all actions taken and determinations made by the Committee pursuant to the powers vested in it is conclusive and binding on all parties concerned, including the Company, its shareholders, any Plan participants and any other employee of the Company. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

Participation in the Plan is determined by the Committee. Officers, directors and employees of the Company would be eligible to receive awards under the Plan. Awards may also be made to an individual in connection with the hiring of such individual as an officer or employee of the Company as part of the terms and conditions pursuant to which such individual is hired. In determining the individuals to whom awards would be made and the number of shares subject to each award, the Committee shall take into account the individual’s responsibilities, performance and assessed potential and such other factors as the Committee may deem relevant to the accomplishment of the purposes of the Plan. Awards may be granted under the Plan only for reasons connected with an individual’s provision of services to the Company. The Company currently has approximately 310 employees and seven non-employee directors.

Under the Plan, awards may be granted with respect to up to an aggregate maximum of 250,000 shares of the Company's Common Stock, of which not more that 75,000 shares could be issued pursuant to stock awards and restricted stock unit awards. The maximum number of shares is subject to appropriate adjustment to reflect any recapitalization, stock split, stock dividend, exchange, combination or reclassification of shares, merger, consolidation, reorganization or other change affecting the capital structure or capital stock of the Company. If any Option or stock appreciation right (“SAR”) granted pursuant to the Plan expires prior to exercise for any reason or any restricted stock award or restricted stock unit is forfeited, the number of shares then subject to the award that expired or was forfeited would again be available for grant under the Plan unless the Plan had terminated.

Subject to the terms and conditions of the Plan, the Committee is authorized to designate the eligible individuals to whom awards would be granted and the type, size and terms, conditions, restrictions and limitations applicable to each award, including, but not limited to, terms, conditions, restrictions and limitations related to (i) the exercisability of an award, (ii) the forfeiture of an award and/or the shares subject thereto and the lapse of a forfeiture condition, (iii) the transferability of an award and/or such shares, (iv) the form of payment (if any) in respect of an award (provided that such form of payment will constitute lawful consideration for shares under South Carolina law) or any related tax withholding amounts, (v) the consequences of a participant’s termination of employment with the Company, (vi) restrictions on the sale, resale or other disposition of the award and/or such shares, (vii) restrictions related to the payment of dividends with respect to such shares, (viii) restrictions with respect to the right to vote such shares, (ix) put or call rights with respect to such shares, (x) provisions to comply with federal and/or state securities laws, and (xi) such other matters not inconsistent with the specific provisions of the Plan as deemed appropriate by the Committee. Notwithstanding the terms of any award, the Committee would have the authority to accelerate the date on which an award first may be exercised and to waive or eliminate any provision that would cause a participant to forfeit an award.

Under the Plan, the Committee has the discretion to grant restricted and non-restricted stock awards, restricted stock units, stock appreciation rights and stock options. Stock issued pursuant to stock awards is to be issued in consideration for services provided to the Company with or without the payment of any additional consideration, as determined by the Committee and subject to such other terms as the Committee may determine consistent with the terms of the Plan.

Restricted stock units represent the right to receive a specified number of shares of Common Stock upon satisfaction of the vesting conditions applicable to the award. As with stock awards, shares issued pursuant to restricted stock units are to be issued in consideration for services provided to the Company with or without the payment of any additional consideration, as determined by the Committee and subject to such other terms as the Committee may determine consistent with the terms of the Plan.

The Committee may grant SARs under the Plan with such exercise price, vesting conditions, term and other terms and conditions as the Committee may establish, provided that the exercise price per share shall be not less than the fair market value of a share of Common Stock on the date of grant. Unless an award agreement expressly provides for settlement in cash or other property, a SAR shall be settled upon exercise by the issue of shares with an aggregate fair market value as of the date of exercise equal to the value of the SAR as of such date. The value of a SAR upon exercise is the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price, multiplied by the number of shares with respect to which the SAR is exercised.

Under the Plan, the fair market value of a share of Common Stock is the average of the high and the low sales price of the Common Stock as quoted on the NASDAQ National Market System on the relevant date or, if the Common Stock is not traded on the relevant date, on the last trading date immediately preceding the relevant date. The closing price of the Common Stock, as quoted on the NASDAQ National Market, on December 20, 2006 was $14.45 per share.

The Committee may grant options under the Plan with such exercise price, vesting conditions, term and other terms and conditions as the Committee may establish, provided that the exercise price per share may be not less than the fair market value of a share of Common Stock as of the date of grant. The Committee may grant options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and options that are not intended to qualify as ISOs (“NQOs”). In the case of options intended to be ISOs, the aggregate fair market value (determined at the time of the options' respective grants) of the shares with respect to which such options are exercisable for the first time by a participant during any calendar year (under all plans taken into account pursuant to Section 422(d) of the Code (or any successor provision)) shall not exceed $100,000.

ISOs may only be awarded to individuals who are employees of the Company as of the date of grant and may only be granted for reasons connected to such individual’s employment by the Company. An ISO by its terms must expire no later than three months following the date the participant terminates employment with the Company or no later than one year after termination in the case of a participant who terminates employment due to disability (within the meaning of Code Section 22(e)(3)) or death or who dies within three months after termination of employment. By its terms, an ISO must expire no later than ten years after the date of grant. ISOs granted to a participant who owns more than ten percent of the total combined voting power of all classes of stock of the Company on the date of grant must have an exercise price equal to 110% of the fair market value of the stock on the date of grant and must expire no later than five years after the date of grant.

Generally, a participant is not taxed upon either the grant or exercise of an ISO. However, for purposes of determining an individual's alternative minimum tax, the difference between the exercise price of an ISO and the market price at the date of exercise gives rise to an adjustment of alternative minimum tax income in the year of exercise. To qualify as an ISO, the stock acquired by a participant must be held for at least two years after the option is granted and one year after it is exercised. The Company does not receive a tax deduction for the value of the option at date of grant or date of exercise of the option or at any other time unless the participant disposes of the stock before the holding periods expire.

In the event of a disposition of an ISO prior to the end of the one- and two-year holding periods, the participant recognizes ordinary income in the taxable year of the disposition equal to the difference between the exercise price and the fair market value at date of exercise, and the Company receives a tax deduction in an equal amount. If the partici-pant holds the stock for the period of time required for ISO qualification, then the participant will be taxed only on the gain realized upon the disposition of the stock. Gain will be equal to the difference between the sales price of the stock and the exercise price paid to acquire the stock. There is no requirement that ISOs must be exercised in the order granted. For all options intended to be ISOs to receive ISO treatment, the fair market value of stock subject to ISOs that become exercisable by an individual for the first time in any future year cannot exceed $100,000, determined in accordance with fair market value at the date of grant. If an ISO is exercised after the death of the employee by the estate of the decedent, or by a person who acquired the right to exercise such option by bequest or inheri-tance or by reason of the death of the decedent, neither of the holding period requirements described above in this paragraph apply. Under Section 422 of the Code, an ISO will lose its qualification as an ISO and be treated as an NQO if not exercised within three months of termination of the participant's employment with the Company (the three-month period is extended to one year in cases of disability and does not apply in cases of death).

If options granted under the Plan do not qualify as ISOs, they will be treated as NQOs. Ordinarily NQOs do not result in tax liability for Federal income tax purposes to the participant upon grant. Generally, upon exercise of an NQO, the participant recognizes ordinary income for Federal income tax purposes equal to the difference between the fair market value of the stock on the day of exercise and the exercise price. The Company receives a tax deduction for the amount the participant reports as ordinary income by reason of the exercise if the amount of ordinary income the participant should recognize is included in the participant's income reported on a timely Form W-2 or 1099. Upon a subsequent sale or disposition of the stock received from exercise of an NQO, the holder is generally taxed on any excess of the selling price over its fair market value at the date of exercise.

All awards are subject to the condition that the participant pay the Company an amount sufficient to satisfy all federal, state, and local income or other taxes required to be withheld by the Company with respect to awards under the Plan. The Committee, in its sole discretion, may elect to permit a participant to have shares withheld by the Company from the shares otherwise to be delivered to the participant or to tender to the Company shares previously acquired by the participant in satisfaction of withholding obligations, provided that the aggregate fair market value of the shares withheld or tendered does not exceed the amount sufficient to satisfy the applicable withholding obligations. The Company has the right to deduct from any amounts otherwise due from the Company to a participant, an amount sufficient to satisfy any tax withholding obligations arising with respect to an award granted to the participant.

Except to the extent specifically provided in an award agreement, an award may not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by a participant except by will or by the laws of descent or distribution. ISOs are not transferable except by will or by the laws of descent and distribution and during a participant's lifetime are exercisable only by him or her.

The Board or the Committee may at any time amend, suspend or terminate the Plan, provided that no amendment may (a) amend the provisions of the Plan regarding amendment and termination of the Plan; (b) increase the aggregate number of shares of Common Stock with respect to which awards may be granted or the aggregate number of shares with respect to which stock awards and restricted stock units may be granted; (c) reduce the minimum exercise price for options or SARs, or (d) expand the classes of individuals eligible to receive awards under the Plan. In addition, no amendment, suspension or termination of the Plan can materially and adversely alter or impair any award previously granted under the Plan without the consent of the holder thereof. The Plan will terminate December 31, 2016 if it has not previously been terminated, and no award may be granted after that date.

All of the Company's executive officers and directors are currently eligible to participate in the Plan. Each of the directors and executive officers of the Company (including those named in this Proxy Statement), as a potential participant in the Plan, could be deemed to have an interest in approval of the Plan.

The Committee has not yet made any grants under the Plan and is unable to predict the awards that may be granted under the Plan to officers or directors. The table set forth above under the heading “Compensation of Directors and Executive Officers - Option Grants in Fiscal Year 2006” shows options granted during fiscal 2006 under the 1997 Stock Option Plan to the Named Officers. In fiscal 2006, current executive officers as a group received options for an aggregate of 15,750 shares and other employees received options for an aggregate of 6,750 shares under the 1997 Stock Option Plan. Non-employee directors received an aggregate of 8,500 shares of Common Stock in fiscal 2006 pursuant to the Company’s 2005 Non-Employee Director Stock Plan. Grants under the Plan will not necessarily be consistent with past grants of stock awards under other Company plans, and had the Plan already been in place last year, awards under the Plan would not necessarily have been the same as awards actually made last year pursuant to other plans.

The Plan is being submitted to the shareholders of the Company for approval in order to qualify the Plan under the incentive stock option rules of the Code and to satisfy certain listing requirements of the NASDAQ National Market System.

Awards under the Plan will be dilutive to existing shareholders. As of December 20, 2006, 2,673,165 shares of the Company’s Common Stock were outstanding; 844 restricted shares, which cannot be voted or receive dividends, were outstanding; options for 288,300 additional shares of the Company’s Common Stock were outstanding; and 112,091 additional shares were authorized for issuance but not subject to outstanding grants or awards under the Company’s existing stock compensation plans.

For the Plan to be approved, a quorum must be present at the Annual Meeting and the number of votes cast in favor of the Plan must exceed the number of votes cast against the Plan. Broker non-votes and abstentions will count in determining whether a quorum is present at the Annual meeting but will otherwise have no effect on the vote pertaining to the Plan. If the Plan is not approved by the requisite shareholder vote described above, it will not become effective. Shareholders have no dissenters' rights or rights of appraisal with respect to the vote to approve the Plan. Approval of the Plan is not contingent upon approval of any other matter by the shareholders.

The Board of Directors unanimously recommends a vote FOR the approval of the Span-America Medical Systems, Inc. 2007 Equity Incentive Plan.

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Elliott Davis, LLC as the independent registered public accountants for the Company for its 2007 fiscal year. Representatives of Elliott Davis, LLC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. Elliott Davis, LLC became the Company’s independent auditors and tax advisors in fiscal year 2000. Neither the firm nor any of its members has any relation with the Company except in the firm’s capacity as auditors and tax advisors.

Audit Fees

The table below and the accompanying footnotes set forth the fees paid by the Company to its independent auditors Elliott Davis, LLC for the periods and in the categories indicated.

	Fiscal 2006		Fiscal 2005

Audit fees	$54,900		$51,100
Audit related fees	7,000	(1)	6,900	(1)
Tax fees	10,300	(2)	7,100	(2)
All other fees	8,600	(3)	400	(3)
Total fees for all services	$80,800		$65,500

(1)	Audit related fees consist of fees paid for the audit of the Company’s 401(k) plan.
(2)	Tax fees consist of fees paid for preparation of the Company’s federal and state income tax returns.
(3)	All other fees consist of fees paid for tax-related consultation on certain Company transactions.

The Audit Committee charter permits the committee to establish pre-approval policies and procedures to govern the independent auditor’s engagement; however, the committee has not chosen to adopt any such pre-approval policies and procedures and has instead approved all services of Elliott Davis, LLC itself prior to the rendering of these services.

SHAREHOLDER PROPOSALS

Proposals by shareholders for consideration at the 2008 Annual Meeting of Shareholders must be received at the Company’s offices at 70 Commerce Center, Greenville, South Carolina 29615 no later than September 4, 2007 if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2008 Annual Meeting of Shareholders. Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.

If shareholders wish to nominate their own candidates for director (as opposed to recommending candidates to be nominated by the Company as described above under the heading “Election of Directors - Director Nominations”), shareholder nominations for directors at the 2008 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on the 30th day prior to the date of the 2008 Annual Meeting and no earlier than the close of business on the 60th day prior to the date of the 2008 Annual Meeting. Other shareholder proposals to be brought before the 2008 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on December 10, 2007 and no earlier than the close of business on November 20, 2007 if any such proposals are to be eligible to be brought up and considered at the annual meeting.

PROXY SOLICITATION

Cost of Solicitation

The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Employees and officers will be reimbursed for any actual out-of-pocket expenses they incur in connection with the solicitation. Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company without additional compensation. The Company has also engaged Corporate Communications, Inc., in Nashville, Tennessee, to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries, for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Banks, Brokers and Other Custodians

Banks, brokers and other custodians are requested to forward proxy solicitation materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the Proxy Materials to beneficial owners of Common Stock.

FINANCIAL INFORMATION

The Company’s 2006 Annual Report on Form 10-K containing financial statements reflecting the financial position and results of operations of the Company for the fiscal year ended September 30, 2006, but excluding exhibits, is being mailed to shareholders with these Proxy Materials. The information set forth under Items 7, 7A, and 8 of the 2006 Annual Report on Form 10-K is incorporated in this Proxy Statement by reference. The Company will provide without charge to any shareholder of record as of December 20, 2006, and to each person to whom these Proxy Materials are delivered in connection with the Annual Meeting, who so requests in writing, a copy of such Annual Report on Form 10-K including all exhibits thereto. Any such request should be directed to Span-America Medical Systems, Inc., P.O. Box 5231, Greenville, South Carolina 29606-5231 Attention: Richard C. Coggins.

OTHER MATTERS

Management of the Company is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Richard C. Coggins

Richard C. Coggins
Secretary

January 2, 2007
Greenville, South Carolina

Appendix A

SPAN-AMERICA MEDICAL SYSTEMS, INC.

2007 EQUITY INCENTIVE PLAN

Effective as of January 1, 2007
1

SPAN-AMERICA MEDICAL SYSTEMS, INC.
2007 EQUITY INCENTIVE PLAN
Effective as of January 1, 2007

Section 1. Purpose. The purpose of this Plan is to provide for the award of stock and stock-based compensation awards to attract and retain the highest quality individuals whose contributions and potential contributions are important to the success of the Company and its Subsidiaries, to provide such individuals additional incentives to promote the success of the Company’s business and to align the financial interests of such individuals with the interests of the Company’s shareholders.

Section 2.  Definitions.

For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

(a) “Award” means a Restricted or Non-Restricted Stock Award, Restricted Stock Unit, Option or SAR awarded to a Participant pursuant to the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall also include a reference to any temporary or final regulation promulgated under such Section, and to any successor to such Section or Regulation.

(d) “Committee” means a committee consisting of two (2) or more members of the Board. If the Board does not specifically act to appoint such a committee, the Committee shall be the Compensation Committee of the Board or, if no Compensation Committee exists, the members of the Board.

(e) “Common Stock” means the common stock, no par value, of the Company.

(f) “Company” means Span-America Medical Systems, Inc. a South Carolina corporation, and any successor thereto by merger or other acquisition.

(g) “Effective Date” means January 1, 2007.

(h) “Fair Market Value” with respect to a Share means (i) if the Common Stock is not traded in any established market, the fair market value as determined by the Committee in good faith; (ii) if the Common Stock is traded in the over-the-counter market, the average of the final asked and bid prices as reported by NASDAQ for the relevant date or the last trading date immediately preceding the relevant date, if the Common Stock is not traded on the relevant date; and (iii) if the Common Stock is traded on an exchange or the NASDAQ National Market System, the average of the high and the low sales price of the Common Stock on the relevant date or on the last trading date immediately preceding the relevant date, if the Common Stock is not traded on the relevant date. Notwithstanding the foregoing, to the extent necessary to ensure that Awards granted under this Plan are not subject to Section 409A of the Code, Fair Market Value shall mean fair market value within the meaning of Section 409A of the Code.

(i) “ISO” means an Option that is an incentive stock option within the meaning of Section 422 of the Code.

(j) “Non-Restricted Stock Award” means a Stock Award that is not subject to any forfeiture conditions.

(k) “NQO” means an Option that is not an ISO.

(l) “Option” means an option to purchase Shares awarded to a Participant pursuant to the Plan, which may be an ISO or an NQO.

2

(m) “Participant” means an individual to whom an Award has been granted.

(n) “Plan” means the Span-America Medical Systems, Inc. 2007 Equity Incentive Plan, as amended from time to time.

(o) “Restricted Stock Award” means a Stock Award that is subject to one or more conditions of forfeiture.

(p) “Restricted Stock Unit” means an Award pursuant to which a specified number of Shares will be issued to the holder of the Award upon the satisfaction of the terms and conditions of the Plan and the applicable Award Agreement.

(q) “Stock Appreciation Right” or “SAR” means an Award having a value equal to (i) the excess of the Fair Market Value of a Share on the date the SAR is exercised over the exercise price per Share of the SAR, multiplied by (ii) the number of Shares with respect to which the SAR is being exercised.

(r) “Share” means a share of Common Stock.

(s) “Stock Award” means an award of Shares to a Participant pursuant to the Plan, which may be a Restricted or Non-Restricted Stock Award.

(t) “Subsidiary” means each entity with respect to which the Company owns or controls, directly or indirectly, interests embodying more than 50% of the voting power to elect the board of directors or other governing body of such entity, provided that to the extent necessary to ensure that ISOs will qualify as incentive stock options under Section 422 of the Code, such term shall have the meaning set forth in Section 424 of the Code.

(u) “10% Shareholder” means an individual who owns (as determined in accordance with Code Section 424(d)) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries at the date of grant of the relevant Option.

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine and neuter, and vice versa, and a singular term shall include the plural and vice versa.

Section 3.  Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretation of the Plan and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including the Company, its shareholders, any Participants and any other employee of the Company or any of its Subsidiaries (including their beneficiaries, transferees and other successors in interest). No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

Section 4.  Eligibility; Participation. Officers, directors and employees of the Company shall be eligible to receive Awards under this Plan. An individual eligible to participate in the Plan shall become a Participant only if and when such individual is granted an Award. Receipt of an Award shall not entitle a Participant to receive any additional Awards. Awards may also be made to an individual under this Plan in connection with the hiring of such individual as an officer or employee of the Company as part of the terms and conditions pursuant to which such individual is hired. In determining the individuals to whom Awards will be made and the number of Shares subject to each Award, the Committee shall take into account the individual’s responsibilities, performance and assessed potential and such other factors as the Committee may deem relevant to the accomplishment of the purposes of the Plan. Awards may be granted under the Plan only for reasons connected with an individual’s provision of services to the Company or a Subsidiary.

3

Section 5.  Shares Subject to the Plan.  Subject to the provisions of Section 15, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall not exceed 250,000 Shares, of which not more than 75,000 Shares may be granted as Restricted or Non-Restricted Stock Awards or Restricted Stock Units. If any Option or SAR granted pursuant to the Plan shall expire prior to exercise for any reason or any Restricted Stock Award or Restricted Stock Units shall be forfeited pursuant to conditions or restrictions applicable thereto, the number of Shares then subject to the Option, SAR, Restricted Stock Award or Restricted Stock Units that expired or was forfeited shall again be available for grant under the Plan unless the Plan shall have terminated.

Section 6. Grant of Awards.

(a) Terms of awards. Subject to the terms and conditions of the Plan, the Committee shall designate from time to time the Participants to whom Awards are to be granted and the type, size and terms, conditions, restrictions and limitations applicable to each Award. Such terms, conditions, restrictions and limitations may include, but are not limited to, terms, conditions, restrictions and limitations related to (i) the exercisability of an Award, (ii) the forfeiture of an Award and/or the Shares subject thereto and the lapse of a forfeiture condition, (iii) the transferability of an Award and/or such Shares, (iv) the form of payment (if any) in respect of an Award (provided that such form of payment will constitute lawful consideration for Shares under South Carolina law) or any related tax withholding amounts, (v) the consequences of a Participant’s termination of employment with the Company and its Subsidiaries, (vi) restrictions on the sale, resale or other disposition of the Award and/or such Shares, (vii) restrictions related to the payment of dividends with respect to such Shares, (viii) restrictions with respect to the right to vote such Shares, (ix) put or call rights with respect to such Shares, (x) provisions to comply with federal and/or state securities laws, and (xi) such other matters not inconsistent with the specific provisions of the Plan as deemed appropriate by the Committee. Notwithstanding the terms of any Award, the Committee shall at all times have the authority to accelerate the date on which an Award first may be exercised and to waive or eliminate any provision that would cause a Participant to forfeit an Award. Notwithstanding any other provision of this Plan or the terms of any Award Agreement, all Awards and all modifications to or extensions or renewals of Awards shall comply with Code Section 409A to the extent necessary so that Awards are not subject to Section 409A.

(b) Certificates; escrow; stock powers. Any certificates for Shares that may be issued pursuant to an Award that are subject to forfeiture conditions shall be held in escrow until the date that the Shares are no longer subject to any forfeiture conditions. As a condition to the issue of any Shares subject to forfeiture conditions, a Participant must execute stock powers approved by the Committee to permit the Company to transfer the Shares in the event that the Shares are forfeited.

(c) Award agreements. The terms, conditions, restrictions and limitations related to each Award shall be reflected in a written agreement between the Company and the Participant (an “Award Agreement”). Each Award Agreement shall be subject to all of the terms of the Plan.

Section 7.  Stock Awards.

(a) Grant of Stock Awards. The Committee may grant Restricted or Non-Restricted Stock Awards. Shares awarded under this Section 7 shall be transferred in consideration of the services of the Participant with or without other payment therefor as determined by the Committee and shall be issued in the Participant's name. The Participant will have all of the rights of ownership of such Shares, subject to the terms, conditions, restrictions and limitations of the Plan and the Award Agreement.

(b) Issue of Shares. Shares issued pursuant to a Non-Restricted Stock Award shall be issued in the Participant’s name as soon as practicable after the Participant has tendered to the Company the purchase price, if any, in full, and satisfied any applicable tax withholding requirements. Upon the Participant’s tender of the full purchase price, if any, to the Company, Shares issued pursuant to a Restricted Stock Award shall be issued in the Participant's name. As a condition of the Participant’s entitlement to the Shares subject to the Award, a Participant granted a Restricted Stock Award shall satisfy any applicable tax withholding requirements at such time, if any, that the Participant recognizes income with respect to such Shares.

4

Section 8.  Restricted Stock Units.

(a) Grant of Restricted Stock Units. The Committee may grant Restricted Stock Units. Shares issued pursuant to a Restricted Stock Unit shall be transferred in consideration of the services of the Participant with or without other payment therefor, as determined by the Committee.

(b) Issue of Shares. Shares issued pursuant to a Restricted Stock Unit shall be issued in the Participant’s name upon the satisfaction of all relevant conditions specified in the Plan and in the applicable Award Agreement, including without limitation the tender of the full purchase price, if any, to the Company and the Participant’s satisfaction of any applicable tax withholding requirements.

Section 9.  Stock Options.

(a) Option grants. The Committee may grant Options under the Plan with such exercise price as the Committee may establish, provided that the exercise price per Share shall be not less than the Fair Market Value of a Share as of the date the Option is granted. Any Option that satisfies all of the requirements of Section 422 of the Code may be designated by the Committee as an ISO. An Option (or portion thereof) that is not so designated, or that does not satisfy the requirements of Section 422 of the Code, shall not constitute an ISO and shall be an NQO.

(b) ISO requirements. Notwithstanding any other provision of this Plan, each ISO shall comply with all of the following requirements:

(i) ISOs may only be awarded to individuals who are employees of the Company or one of its Subsidiaries as of the date of grant and may only be granted for reasons connected to such individual’s employment by the Company or one of its Subsidiaries. An ISO by its terms shall expire no later than three (3) months following the date the Participant is no longer employed by the Company or any of its Subsidiaries, provided that this three-month period shall be one (1) year in the case of a Participant who terminates employment due to disability (within the meaning of Code Section 22(e)(3)) or death or who dies within three (3) months after terminating employment.

(ii) No ISOs may be awarded under the Plan unless the Plan is approved by the shareholders of the Company within 12 months of the date the Plan is adopted by the Company. No ISO may be granted after December 31, 2016.

(iii) Under the express terms of the relevant Award Agreement, an ISO must expire no later than ten (10) years after the date of grant or five (5) years in the case of a Participant who is a 10% Shareholder.

(iv) The exercise price per Share for each ISO must be no less than the Fair Market Value of a Share at the date of grant or 110% of the Fair Market Value of a Share at the date of grant in the case of a Participant who is a 10% Shareholder.

(v) The aggregate Fair Market Value, determined on the date of grant, of the Shares with respect to which ISOs granted to a Participant under all plans of the Company and its Subsidiaries may become exercisable during a calendar year may not exceed $100,000. To the extent the foregoing limitation is exceeded, the excess Shares shall be deemed to be issued pursuant to NQOs.

5

(vi) If the Committee intends to grant an Award of Options, some of which are to be ISOs and some of which are to be NQOs, the relevant Award Agreement shall state which Options are ISOs and which are NQOs.

(vii) ISOs shall be transferable only by will or the laws of descent and distribution. ISOs may be exercised during the lifetime of the Participant only by the Participant.

(c) Exercise. A Participant may exercise an Option to the extent it has become exercisable by complying with such procedures as may have been established by the Committee. With the notice of exercise, the Participant shall tender the full purchase price of the Shares purchased pursuant to the exercise of the Option. No Shares shall be issued upon the exercise of an Option unless and until the Participant exercising the Option has satisfied any applicable tax withholding requirements.

Section 10.  Stock Appreciation Rights.

(a) SAR grants. The Committee may grant SARs under the Plan with such exercise price as the Committee may establish, provided that the exercise price per Share shall be not less than the Fair Market Value of a Share as of the date a SAR is granted.

(b) Exercise. A Participant may exercise a SAR to the extent it has become exercisable by complying with such procedures as may be established by the Committee.- Unless an Award Agreement expressly provides for settlement in cash or other property, a SAR shall be settled upon exercise by the issue of Shares with an aggregate Fair Market Value as of the date of exercise equal to the value of the SAR as of such date. No Shares shall be issued upon the exercise of a SAR unless and until the Participant exercising the SAR has satisfied any applicable tax withholding requirements.

Section 11.  No Fractional Shares. No Option or SAR may at any time be exercised with respect to a fractional share unless the Option or SAR is being exercised in full. If any Award or the exercise thereof would result in the issue of fractional Shares, cash shall be paid in lieu of the issue of fractional Shares.

Section 12.  Compliance with Applicable Laws.  Notwithstanding any other provision in the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and any applicable state securities laws, and all applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Shares under the Plan, the Company may require the recipient to execute appropriate written investment representations, including a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares. The Company shall have no obligation to register any sale of Shares related to the grant, vesting or exercise of any Award. In the case of the exercise of an Option or SAR by a person or estate acquiring the right to exercise the Option or SAR by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the Option or SAR and may require such consent and releases of taxing authorities as it may deem advisable.

Section 13.  Transferability of Awards.

(a) In general. Except to the extent specifically provided in an Award Agreement, an Award may not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by a Participant except by will or by the laws of descent or distribution.

(b) ISOs. ISOs are not transferable except by will or by the laws of descent and distribution.

Section 14.  Employment and Stockholder Status. The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any individual the right to be retained in the employ of the Company or any Subsidiary. No person holding an Award shall have any of the rights or privileges of a shareholder of record with respect to any Shares issuable pursuant to the Award unless and until Shares have been issued in the Participant’s name. Any certificates representing Shares issued under the Plan may bear a legend referring to any conditions, restrictions and limitations deemed appropriate by the Committee.

6

Section 15.  Adjustments. In the event of a recapitalization, stock split, stock dividend, exchange, combination or reclassification of Shares, merger, consolidation, reorganization or other change in or affecting the capital structure or capital stock of the Company, the Committee may make appropriate adjustments in the number of Shares authorized for the Plan and authorized for the grant of Stock Awards and Restricted Stock Units, and the Committee may make appropriate adjustments in the number of Shares subject to outstanding Awards and in the exercise price or purchase price of outstanding Awards, as the Committee deems equitable, in its sole and absolute discretion, to prevent dilution or enlargement of the rights of Participants. Any such adjustment may provide for the elimination of fractional shares or security interests, and the Committee’s determination as to the nature and extent of any adjustments shall be binding and final.

Section 16.  Withholding. Participants shall have the obligation to pay to the Company cash in an amount sufficient to satisfy all federal, state, and local income or other taxes required to be withheld by the Company or any Subsidiary with respect to Awards under the Plan. Alternatively, the Committee, in its sole discretion, may elect to permit the Participant to have Shares withheld by the Company from the Shares otherwise to be delivered to the Participant or to tender to the Company Shares previously acquired by the Participant. The number of Shares so withheld or tendered for payment of tax withholding shall have an aggregate Fair Market Value on the relevant date not greater than the amount sufficient to satisfy the applicable tax withholding obligations. The Company has the right to deduct from any amounts otherwise due from the Company to a Participant, whether pursuant to an Award under the Plan or otherwise, an amount sufficient to satisfy any tax withholding obligations arising with respect to an Award granted to the Participant.

Section 17.  Term of Plan. The Plan is effective as of the Effective Date. No ISO may be granted under the Plan after December 31, 2016. No Award may be granted under the Plan after the date on which the Plan is terminated pursuant to Section 18. The Plan and any Awards granted under the Plan are subject to and contingent upon approval of the Plan by the Company’s shareholders within twelve (12) months of the date the Plan is adopted by the Board. This Plan shall terminate December 31, 2016 if it has not previously been terminated.

Section 18.  Amendment and Termination of Plan. The Board or the Committee may at any time amend, suspend or terminate the Plan, provided that no amendment may (a) amend this Section; (b) increase the aggregate number of Shares with respect to which Awards may be granted or the aggregate number of Shares with respect to which Stock Awards and Restricted Stock Units may be granted as set forth in Section 5; (c) reduce the minimum exercise price for Options or SARs; or (d) expand the classes of individuals eligible to receive Awards under the Plan. In addition, no amendment, suspension or termination of the Plan, however, shall materially and adversely alter or impair any Award previously granted under the Plan without the consent of the holder thereof.

Section 19.  Applicable Law. All questions under the Plan shall be governed by applicable U.S. law and the laws of the State of South Carolina, without giving effect to the choice of law provisions thereof.

Executed on behalf of the Company as of December 20, 2006.

SPAN-AMERICA MEDICAL SYSTEMS, INC.

By:          /s/ Richard C. Coggins
Richard C. Coggins, Chief Financial Officer

7

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231

PROXY

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Annual Meeting, February 8, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Span-America Medical Systems, Inc. (the “Company”), hereby revoking all previous proxies, hereby appoints JAMES D. FERGUSON and THOMAS D. HENRION, and each of them individually, the attorney of the undersigned with power of substitution, to vote all stock of the Company standing in the name of the undersigned upon all matters at the Company’s Annual Meeting of Shareholders to be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on Thursday, February 8, 2007, at 9:00 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned’s vote as specified on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
SPAN-AMERICA MEDICAL SYSTEMS, INC.

February 8, 2007

Please sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER ACCOUNT NUMBER NUMBER OF SHARES

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND “FOR” APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN PROPOSED IN ITEM 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒

The nominees for director listed below were nominated by the Company’s Board of Directors. The proposal in Item 2 is being made by the Company’s Board of Directors. Approval of each matter is independent of the approval of all other matters.

1.	Election of Directors as set forth in the accompanying Proxy Statement (except as marked to the contrary below).

NOMINEES
☐	FOR ALL NOMINEES	☐	Robert H. Dick
		☐	James D. Ferguson
☐	WITHHOLD AUTHORITY	☐	Robert B. Johnston
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” AND FILL IN THE BOX NEXT TO EACH NOMINEE YOU WISH TO WITHHOLD AS SHOWN HERE ■

2.	Approval of the Span-America Medical Systems, Inc. 2007 Equity Incentive Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	At their discretion upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPAN-AMERICA MEDICAL SYSTEMS, INC. AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2.

To change the address on your account, please check the box at right
and indicate your new address in the address space above. Please note                    ☐
that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder: _____________________________ Date: ________________
Signature of Shareholder: _____________________________ Date: ________________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.